EXHIBIT 4
Correspondence, dated February 18, from the Reporting Person to the Issuer
Gentlemen,
Attached are copies of two letters requesting the convening of an EGM. The originals of these letters have been delivered today to Cryptologic’s registered office in Guernsey by my Guernsey counsel. Copies are being sent to Cryptologic’s head office in Dublin.
I believe the resolutions, when passed, will significantly improve Corporate Governance at Cryptologic, create a Board that is composed of a majority of Independent Directors and a Board that is chaired by an Independent Chairman, and protect shareholders from unwarranted and unapproved dilution of their shares.
As the requisitions have been delivered, I expect you to proceed immediately to issue a notice convening the requisite shareholder meeting. Time is of the essence for all of us as the Company continues to make losses and haemhorrage cash. The Company requires leadership which has independence and which can take decisive steps to protect, optimise and grow shareholder value. Any delaying tactics by the Board of Cryptologic in dealing with the requisitions will be regrettable and, in my view, will only serve to postpone the recovery of the Company and generate unnecessary fees for lawyers and advisers.
On the subject of fees for legal and professional advisers I would like to make two points. Firstly, the Board of Cryptologic needs to satisfy itself via an independent external audit that the fees charged by Stikeman Keeley Spiegel Pasternak for the period 2006 and 2007 were necessary when considered in relation to the annual fees paid to the chairman for duties performed according to his director’s contract.
Secondly, in my opinion, the Board of Cryptologic needs independent advice from a law firm not connected or instructed by its chairman, Robert Stikeman, or indeed from the chairman himself, in relation to the requisitions, as by the very nature of the resolutions that I have tabled, in my view, both Robert Stikeman and Stikeman Keeley Spiegel Pasternak have a significant conflict of interest in considering this matter. The appointment of a senior independent non-executive director to head this task would be strongly recommended in this respect, in conjunction with legal and professional advisers unrelated to the aforesaid, to manage the requisitions.
I would also like to remind you that I have not received a reply from you to my letter dated 9th January 2009. This is long overdue. The letter, which cogently addresses the issues facing Cryptologic, needs immediate attention as it contains decisive and simple actions that need to be taken by the Board of Cryptologic and Management to simplify the business, stem the chronic cash burn and eliminate the on-going operating losses of the Company.
I am in dialogue with you as one of Cryptologic’s largest shareholders who holds in excess of 10% of the voting rights (directly or indirectly). The Board and Management need to accept that the shareholders of Cryptologic are the true owners of Cryptologic. The Board, including the Chairman and CEO, are in place only to serve the shareholders at their pleasure, and to look after their interests. They do not own the business and have no right(s) to stay in place if the shareholders desire otherwise.
Meanwhile, for the short term, I would like to stress that it is of the utmost importance that all necessary actions are taken now to stem any further losses and cash burn such that Q1 2009 is profitable and the net cash balance at the end of Q1 2009 is equal to or greater than that at the end of Q4 2008.
I look forward to hearing that you have actioned the above in a positive and constructive manner.
Would Bob Stikeman as the current Chairman and Company Secretary kindly acknowledge receipt of this email.
Thank You.
Regards, Javaid.
Javaid Aziz
javaid_aziz@hotmail.com
Mobile: +44-7976-105555

Exhibit 4
Private and confidential
BY HAND
The Directors
Cryptologic Limited
1 Le Marchant Street
St Peter Port
Guernsey
GY1 4HP
11 February 2009
Members’ Requisition of an Extraordinary General Meeting (the “Requisition”)
Cryptologic Limited (the “Company”)
The Companies (Guernsey) Law, 2008 (as amended) (the “Law”)
Dear Sirs
Pursuant to section 203(2)(a) of the Law (and pursuant to the Articles of Association of the Company available from the Guernsey Registrar of Companies (the “Articles”) in particular Article 15(5) thereof), I hereby request you to call within 21 days from the date of this Requisition an extraordinary general meeting of the Company to be held for the purpose of considering and, if thought fit, passing the following resolutions as ordinary resolutions:
ORDINARY RESOLUTIONS
1)	THAT, pursuant to section 142(1)(b) of the Law and Article 27(1)(f) of the Articles, Mr Yap Wai Ming be removed as a Director of the Company with immediate effect.

2)	THAT, pursuant to Article 21(6) of the Articles, Mr Javaid Aziz be appointed as a Director of the Company with immediate effect, and on the basis that he will not be remunerated by the Company save for reimbursement of reasonable expenses to cover his travel, communication and hotel expenses (where such reasonable expenses are incurred in respect of either: a) attending meetings of the Board, and/or b) conducting the usual business of a Director), IT BEING NOTED THAT Mr Javaid Aziz intends to engage in a proactive dialogue with members of the Board and management of the Company, as well as with other shareholders and other interested parties, regarding: the decline in the value of the Company’s share price since May 2008, strategic configuration of the Company; potential strategic alternatives available to the Company to increase shareholder value; and other matters relating to the business, operations, governance, management, strategy and future plans of the Company, and IT BEING FURTHER NOTED THAT Mr Javaid Aziz sent a letter dated 9th January 2009 to the Board, a copy of which is available from http://www.sec.gov/Archives/edgar/data/1094036/000095013709000180/0000950137-09-000180-index.idea.htm, expressing his view that the Company should promptly execute a recovery plan designed to: stabilize revenues; streamline the Company’s size and operations; achieve significant cost reductions as early as possible in Q1 2009 thereby making it a profitable quarter; more effectively manage cash flows and stem cash burn; review and simplify the Company’s legal, tax, corporate governance and management structure; reduce the number of stock exchanges on which the Company’s shares are traded; and take other steps to improve the Company’s operating and financial performance.

3)	THAT, within 30 days of the date of the passing of this resolution, the Board of the Company shall implement arrangements to improve corporate governance and independence by ensuring that:
a)	the Board of the Company is comprised of a majority of Directors who are independent and unrelated to the Company;

b)	the Chairman of the Board of the Company resign and be replaced with a Director who is independent and unrelated to the Company, IT BEING NOTED THAT Robert Stikeman (who is the current Chairman as well as Company Secretary and outside counsel) is a partner in the law firm Stikeman Keeley Spiegel Pasternak which, according to the audited accounts of the Company for the financial years 2006 and 2007, benefited from approximately US$1.7 million in fees paid by the Company; in the above circumstances it is unacceptable for the Company to either contemplate or determine that a Chairman with such a material relationship could reasonably be perceived not to have a material conflict of interest that does not materially interfere with the Chairman’s ability to act in the best interests of the Company at all times, and such a Chairman cannot therefore be considered by any reasonable person to be independent and unrelated to the Company;

c)	for the purposes of this resolution 3:
i) a Director is “independent and unrelated to the Company” if the Director has no direct or indirect material relationship with the Company;
ii) a Director will be considered to have a “material relationship with the Company” if he accepts, directly or indirectly, any consulting, advisory or other compensatory fee from the Company or any subsidiary entity of the Company, other than as remuneration for acting in his or her capacity as a member of the board of directors or any committee, or as a part-time chair or vice-chair of the board or any board committee; and
iii) the indirect acceptance by a Director of any consulting, advisory or other compensatory fee includes acceptance of a fee by an entity in which the Director is a partner, member, an officer such as a managing partner occupying a comparable position or executive officer, where the entity provides accounting, consulting, legal, investment banking or financial advisory services to the Company or any subsidiary entity of the Company.
4)	THAT, with immediate effect, until shareholders resolve otherwise by ordinary resolution, and for the purpose of protecting shareholder value by avoiding further dilution of the shares in the Company, each and every employee share option that is, or has been, returned to the Company following the end of an individual’s employment (and/or notice period) with the Company, shall be:
a)	cancelled immediately after receipt by the Company from such individual; or

b)	cancelled immediately hereafter if such returned share options are currently held or retained by the Company at the date hereof, and in no circumstances shall any such returned share option be re-cycled back into the share option pool for re-use IT BEING NOTED THAT the shareholder value being protected by avoiding dilution is in the range of 4-9% of the current outstanding shares.

/s/ Javaid Aziz
Mr Javaid Aziz, shareholder
I further request that, at such time as the Company has received requests from shareholders who, together, hold in excess of 10 per cent of such of the issued share capital of the Company as carries the right of voting at general meetings of the Company (excluding any capital held as treasury shares), pursuant to section 203(2)(a) of the Law, the Board of the Company call within 21 days from the date of this Requisition an extraordinary general meeting of the Company to be held for the purpose of considering and, if thought fit, passing the above resolutions as ordinary resolutions.
Please also accept this letter as written notice pursuant to Article 21(6) of the Articles of my intention to propose for election to the Board the individual named in the proposed resolution 2 above. For these purposes I enclose a written notice evidencing willingness to be so elected.
I note that all the current Directors (both individually and collectively as the Board) continue to be subject to all duties and obligations arising from their office including, but not limited to, the duty to act in the best interests of all members of the Company as a whole in the operation of the Company and the conduct of its affairs for such time while they remain in office. I further note the provisions of sub-sections 205(6) and (7) of the Law relating to the expenses of requisitioning a meeting.
Please acknowledge, in writing, receipt of this Requisition.
Terms used in this Requisition bear the same meaning as defined in the Articles unless the context otherwise requires.

I hereby confirm that service of this Requisition was
received on behalf of Cryptologic Limited
Date:

Cede & Co.
C/o The Depository Trust Company
55 Water Street
New York, NY 10041
February 11th 2009
The Directors
Cryptologic Limited
1 Le Marchant Street
St Peter Port
Guernsey
GY1 4HP
Attention: Demand for the call of an extraordinary general meeting
Cede & Co., the nominee of The Depository Trust Company (“DTC”), is a holder of record of shares of common stock in Cryptologic Limited (the “Company”). DTC is informed by its Participant, The Bank of New York Mellon, participant #901 (the “Participant”), that on the date hereof 350,000 of such shares (the “Shares”) credited to Participant’s DTC account are ultimately beneficially owned by Winterthur Life Self Administered Personal Pension Scheme Plan Number A00496J, a customer of Gerrard Investment Management Limited which is a customer of the Participant.
At the request of Participant, on behalf of Winterthur Life Self Administered Personal Pension Scheme Plan Number A00496J, Cede & Co., as a holder of record of the Shares, hereby request that you call an extraordinary general meeting of the shareholders of the Company for the purposes of considering and, if thought fit, passing the following resolutions as ordinary resolutions pursuant to the Companies (Guernsey) Law, 2008 as amended (the “Law”) and the Articles of Association of the Company available from the Guernsey Registrar of Companies (the “Articles”):
“ORDINARY RESOLUTIONS
1)	THAT, pursuant to section 142(1)(b) of the Law and Article 27(1)(f) of the Articles, Mr Yap Wai Ming be removed as a Director of the Company with immediate effect.

2)	THAT, pursuant to Article 21(6) of the Articles, Mr Javaid Aziz be appointed as a Director of the Company with immediate effect, and on the basis that he will not be remunerated by the Company save for reimbursement of reasonable expenses to cover his travel, communication and hotel expenses (where such reasonable expenses are incurred in respect of either: a) attending meetings of the Board, and/or b) conducting the usual business of a Director), IT BEING NOTED THAT Mr Javaid Aziz intends to engage in a proactive dialogue with members of the Board and management of the Company, as well as with other shareholders and other interested parties, regarding: the decline in the value of the Company’s share price since May 2008, strategic configuration of the Company; potential strategic alternatives available to the Company to increase shareholder value; and other matters relating to the business, operations, governance, management, strategy and future plans of the Company, and IT BEING FURTHER NOTED THAT Mr Javaid Aziz sent a letter dated 9th January 2009 to the Board, a copy of which is available from http://www.sec.gov/Archives/edgar/data/1094036/000095013709000180/00009501 37-09-000180-index.idea.htm, expressing his view that the Company should promptly execute a recovery plan designed to: stabilize revenues; streamline the Company’s size and operations; achieve significant cost reductions as early as possible in Q1 2009 thereby making it a profitable quarter; more effectively manage cash flows and stem cash burn; review and simplify the Company’s legal, tax, corporate governance and management structure; reduce the number of stock exchanges on which the Company’s shares are traded; and take other steps to improve the Company’s operating and financial performance.

3)	THAT, within 30 days of the date of the passing of this resolution, the Board of the Company shall implement arrangements to improve corporate governance and independence by ensuring that:
a)	the Board of the Company is comprised of a majority of Directors who are independent and unrelated to the Company;

b)	the Chairman of the Board of the Company resign and be replaced with a Director who is independent and unrelated to the Company, IT BEING NOTED THAT Robert Stikeman (who is the current Chairman as well as Company Secretary and outside counsel) is a partner in the law firm Stikeman Keeley Spiegel Pasternak which, according to the audited accounts of the Company for the financial years 2006 and 2007, benefited from approximately US$1.7 million in fees paid by the Company; in the above circumstances it is unacceptable for the Company to either contemplate or determine that a Chairman with such a material relationship could reasonably be perceived not to have a material conflict of interest that does not materially interfere with the Chairman’s ability to act in the best interests of the Company at all times, and such a Chairman cannot therefore be considered by any reasonable person to be independent and unrelated to the Company;

c)	for the purposes of this resolution 3:
i) a Director is “independent and unrelated to the Company” if the Director has no direct or indirect material relationship with the Company;
ii) a Director will be considered to have a “material relationship with the Company” if he accepts, directly or indirectly, any consulting, advisory or other compensatory fee from the Company or any subsidiary entity of the Company, other than as remuneration for acting in his or her capacity as a member of the board of directors or any committee, or as a part-time chair or vice-chair of the board or any board committee; and

iii) the indirect acceptance by a Director of any consulting, advisory or other compensatory fee includes acceptance of a fee by an entity in which the Director is a partner, member, an officer such as a managing partner occupying a comparable position or executive officer, where the entity provides accounting, consulting, legal, investment banking or financial advisory services to the Company or any subsidiary entity of the Company.
4)	THAT, with immediate effect, until shareholders resolve otherwise by ordinary resolution, and for the purpose of protecting shareholder value by avoiding further dilution of the shares in the Company, each and every employee share option that is, or has been, returned to the Company following the end of an individual’s employment (and/or notice period) with the Company, shall be:
a)	cancelled immediately after receipt by the Company from such individual; or

b)	cancelled immediately hereafter if such returned share options are currently held or retained by the Company at the date hereof, and in no circumstances shall any such returned share option be re-cycled back into the share option pool for re-use IT BEING NOTED THAT the shareholder value being protected by avoiding dilution is in the range of 4-9% of the current outstanding shares.”
The undersigned further request that, at such time as the Company has received requests from other shareholders who, together, hold in excess of 10 per cent of such of the issued share capital of the Company as carries the right of voting at general meetings of the Company (excluding any capital held as treasury shares), pursuant to section 203(2)(a) of the Law, the Board of the Company call within 21 days from the date of this Requisition an extraordinary general meeting of the Company to be held for the purpose of considering and, if thought fit, passing the above resolutions as ordinary resolutions.
While Cede & Co., is furnishing this request as the shareholder of record of the Shares, it does so only at the request of Participant and only as a nominal party for the true party in interest, Winterthur Life Self Administered Personal Pension Scheme Plan Number A00496J. Cede & Co., has no interest in this matter other than to take those steps, which are necessary to ensure that Winterthur Life Self Administered Personal Pension Scheme Plan Number A00496J is not denied its rights as the beneficial owner of the Shares, and Cede & Co. assumes no further responsibility in this matter.

Very truly yours, Cede & Co
Dated: 11 February 2009	BY:	/s/ Cheryl Lambert
CHERYL LAMBERT
PARTNER